Exhibit 99.1

Albany International Reports Third-Quarter Financial Results

Third-Quarter Highlights

-	Net income per share was $0.49, compared to $0.58 for the same period last year.

-	Net sales were $242.8 million, an increase of 0.2 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 2.3 percent.

-

Net sales in the Paper Machine Clothing (PMC) segment decreased 5.6 percent compared to the same period last year, excluding the effect of changes in currency translation rates.  The decrease was due entirely to lower sales volume in the European market.

-	Excluding the effect of changes in currency translation rates, third-quarter net sales increased 10.1 percent in the Applied Technologies segment and 6.0 percent in the Door Systems segment.

          ALBANY, N.Y., Oct. 26 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN; PCX, FWB) reported third-quarter net income of $0.49 per share, compared to $0.58 per share for the same period last year. Results for the third quarter of 2006 included income tax adjustments that increased net income by $0.12 per share, while expenses associated with cost-reduction initiatives reduced net income by $0.10 per share. Results for the third quarter of 2005 included income tax adjustments that decreased net income by $0.09 per share.

          Net sales increased $0.5 million, or 0.2 percent, compared to the third quarter of last year. Excluding the effect of changes in currency translation rates, net sales decreased 2.3 percent. The following table presents net sales by segment and the effect of changes in currency translation rates:

	Net Sales Three Months ended September 30,		Percent Change	Increase in Third-Quarter 2006 Net Sales due to Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect

(in thousands)	2006	2005

Paper Machine Clothing	$178,211	$184,232	-3.3%	$4,256	-5.6%
Applied Technologies	35,251	31,374	12.3%	690	10.1%
Albany Door Systems	29,386	26,724	10.0%	1,058	6.0%
Total	$242,838	$242,330	0.2%	$6,004	-2.3%

          Gross profit was 38.4 percent of net sales in the third quarter of 2006, compared to 41.1 percent for the same period of 2005. Gross profit percentage was negatively affected by increases in materials costs (which reduced gross margin by 2.8 percentage points), a decrease in European PMC sales volume (1.6 percentage points), and integration and manufacturing ramp-up costs to meet the Texas Composite Inc. (TCI) order backlog (0.6 percentage points).

          Selling, technical, general, and research expenses increased from 28.4 percent of net sales in the third quarter of 2005 to 30.3 percent for the same period of 2006. The increase was due to charges in the third quarter of 2006 of approximately $4.2 million related to cost-reduction initiatives including $3.1 million related to the previously announced capacity reductions in Canada and Wisconsin. Excluding these expenses related to the cost-reduction initiatives, selling, technical, general, and research expenses would have been 28.6 percent of net sales. The Company estimates that equipment relocation expenses associated with the cost-reduction initiatives in Canada will be approximately $1.0 million during 2007.

          Operating income was $19.7 million in the third quarter of 2006, compared to $30.8 million in the same period last year. The decline in operating income was attributable to the above-discussed decline in gross profit and the $4.2 million of expenses related to cost-reduction activities that increased selling, technical, general, and research expenses.

          In the third quarter of 2006, the Company recorded favorable discrete tax adjustments of $4.2 million related to changes in estimated tax liabilities and the resolution of certain income tax contingencies, which were partially offset by an increase in the annual effective tax rate from 30 to 31 percent before discrete items. These two factors resulted in an increase to net income of $0.12 per share for the quarter. Income tax expense for the third quarter of 2005 included a charge of $3.9 million related to the repatriation of non-U.S. earnings, which was partially offset by a reduction in the annual effective tax rate from 30 to 28 percent before discrete items. These two factors resulted in a decrease to third-quarter 2005 net income of $0.09 per share.

          Year-to-date net sales increased $24.9 million, or 3.4 percent, compared to the same period last year. Following is a table of net sales by segment and the effect of changes in currency translation rates:

	Net Sales Nine Months ended September 30,		Percent Change	Increase/(Decrease) in 2006 Net Sales due to Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect

(in thousands)	2006	2005

Paper Machine Clothing	$556,568	$549,074	1.4%	365	1.3%
Applied Technologies	110,848	98,020	13.1%	377	12.7%
Albany Door Systems	88,275	83,706	5.5%	(976)	6.6%
Total	$755,691	$730,800	3.4%	(234)	3.4%

          Year-to-date gross profit was 39.9 percent in 2006, compared to 40.9 percent for the first nine months of 2005.  Year-to-date gross profit was negatively affected by materials cost increases, the third-quarter decline in European PMC sales volume, and costs associated with the integration of TCI and the ramp-up of manufacturing to meet the TCI backlog.

          Year-to-date operating income was $78.0 million in 2006, compared to $92.6 million in the same period last year. The decline in operating income was attributable to the above-discussed decline in gross profit and $5.2 million of expenses related to cost-reduction activities that increased selling, technical, general, and research expenses.

          Liquidity and Capital Resources

          In September 2006, the Company terminated its accounts receivable securitization program, resulting in an increase in accounts receivable of $58.1 million, and a decrease in the related note receivable of $17.3 million. The Company terminated the program because it is now able to obtain more favorable financing terms under its revolving credit agreement. Cash flow for the third quarter includes a contribution to the United States pension plan of $20 million in 2006 and $10 million in 2005. Excluding the pension contributions and the termination of the accounts receivable securitization program, net cash provided by operating activities was $36.1 million, in the third quarter of 2006, in comparison with $56.6 million in the same period last year. Excluding the effects of changes in currency translation rates, inventories increased $4.0 million during the third quarter of 2006.

          Capital spending during the quarter was $22.0 million and was $54.3 million for the first nine months of 2006. The Company expects that 2006 capital spending will be lower than the previously announced $90-100 million, and is expected to be substantially higher in 2007. Depreciation was $13.4 million and amortization was $1.1 million for the third quarter of 2006, and are expected to be approximately $54 million and $4 million, respectively, for the full year.

          Paper Machine Clothing

          This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.

          Compared to the third quarter of 2005, net sales in the Americas grew modestly, as did sales in the Pacific region, while net sales in Europe declined sharply.  The decline in Europe was due entirely to a reduction in sales volume. The combined effect was to reduce PMC segment sales by 5.6 percent during the quarter, excluding the effects of changes in currency translation rates.

          Shutdowns of paper and paperboard machines in both Europe and the Americas continued in the quarter. In Europe, a total of 66 machines have either closed or announced plans to close since the beginning of 2005, representing a total annualized sales impact on the Company of more than $10 million. The third- quarter sales impact of these closures on the Company, compared to the third quarter of 2005, was $2 million.

          In the Americas, since the beginning of 2005, new announcements of planned closures in both the U.S. and Canada totaled 64 machines, representing a total annualized sales impact on the Company of approximately $9 million. The third- quarter sales impact of these closures on the Company, compared to the third quarter of 2005, was $1.7 million.

          Due to a change in inventory practices associated with a major customer, which was discussed previously, net sales and operating income are expected to be reduced, for the fourth quarter only, by approximately $8 million and $3 million respectively.

          Applied Technologies

          This segment includes the emerging businesses that apply our core competencies in advanced textiles and materials to other industries including insulation for personal outerwear and home furnishings (PrimaLoft(R)); specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); specialty filtration products for wet and dry applications (Albany Filtration Technologies); industrial belts for Tannery, Textile, and Corrugator applications (Albany Industrial Process Belts); and fabrics, wires, and belting products for the nonwovens and pulp industries (Albany Engineered Fabrics).

          Third-quarter Applied Technologies net sales benefited from strong performance in PrimaLoft, Engineered Fabrics, and Albany Engineered Composites. The Texas Composite Inc. (TCI) portion of Albany Engineered Composites remained dilutive in the quarter as we invested aggressively in manufacturing and engineering talent to meet current customer demand. TCI is expected to be accretive to earnings in 2007.

          Growth next year in Albany Engineered Composites will be driven by the high order backlog at TCI, the supply of advanced composite landing gear components to Messier Dowty, and several new orders, highlighted by a contract to supply components to Eclipse Aviation for use on their Eclipse500 aircraft.

          Albany Door Systems

          This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

          Third-quarter Door Systems results were driven by strong new product sales in Europe and Asia and increasing after-market sales in Europe. During the quarter, Albany Door Systems introduced the first products in its new product series strategy. The new high-speed exterior RR3000 and new low-cost interior RR300 products were instrumental to revenue increases in Europe.

          Comments on Current and Planned Activities

          President and CEO Joe Morone commented, “In our second quarter earnings release, I indicated that our results for the next few quarters could be negatively affected by pressure on European PMC revenue, because of competitive pricing patterns at a time when the consolidating paper industry in Europe was under intense financial pressure. This was certainly the case in the third quarter. Global PMC revenue declined 5.6 percent, excluding currency effects, compared to the third quarter of 2005. This decline was due entirely to a reduction in European revenue that was much sharper than expected. In the Americas and Asia, revenue grew modestly; in fact, in the Americas, even as shutdowns of paper machines continued, our market share increased as customers continued to respond to our efforts to provide them ever greater benefits from our products and services.

          “The decline in European PMC revenue was due entirely to a reduction in volume; our average PMC prices for the quarter actually increased modestly. The sharp decline in European volume resulted from three factors: shut-downs of paper machines, an industry-wide slowdown in PMC shipments, and a wider gap in PMC pricing between Albany and our competitors. That is, as the gap between our prices and our competitors’ prices grew, we lost sales for our least differentiated products. We held and, in fact, gained sales for our newest and most differentiated products.

          “Going forward, the third quarter should mark a low point in operating results for the foreseeable future. Excluding the fourth-quarter effect of the change in inventory practices mentioned above, and expenses associated with cost-reduction and other process improvement activities, we are hopeful that the trend forward is for gradual improvement in revenue and operating income. We are also hopeful that the operating income impact from the decline in European PMC revenue will be fully offset by the fourth quarter of 2007.

          “We see three primary factors that should contribute to this gradual improvement:

          “First, we are hopeful that PMC revenue will gradually improve from third- quarter levels.  In the Americas, this improvement will be driven by our continued competitive strength. In Asia, we also expect steady improvement driven by our growing competitive strength, but the earnings impact during 2007 should be offset by start-up costs associated with our new investments in the region.  Going forward in Europe, we do expect the pricing gap to narrow, and volumes to increase, and we are cautiously optimistic that the combined effect should lead to flat, or slight improvements in, European PMC revenue from third-quarter levels over the next few quarters.

          “Second, along with the gradual improvement of PMC revenue in the next few quarters, we also expect to see a gradual, positive impact on operating income from the accelerated cost-reduction and process-improvement activities that began in the third quarter and will continue through year-end and throughout 2007.

          “In the third quarter, we reduced capacity in the Americas in two locations, initiated a global procurement initiative, and reduced corporate overhead expenses.

          “During the fourth quarter, in addition to more general cost-reduction activities, we intend to launch two major process improvement initiatives: we are initiating discussions with our Works Councils in Europe about a proposal to centralize our administrative functions for the European PMC business; and we plan to migrate our global ERP (Enterprise Resource Planning) system to SAP. We believe that the migration to the new ERP system will lead to significant efficiency improvements in the long term, but will result in cost increases in 2007. The switch-over to SAP will begin early in 2008 and will be substantially completed in 2009.

          “The third-quarter 2006 charge associated with these initial cost- reduction initiatives was $0.10 per share. We estimate that the additional cost of all of these initiatives over the next five quarters will be approximately $0.30 per share, the largest portion of which is likely to be incurred in the first half of 2007. The positive effect of these cost- reduction and process-improvement initiatives should be $0.45 per share in 2008. These positive effects will begin in the first quarter of 2007 and be fully in place by the end of 2007.

          “The third contributor to the anticipated gradual improvement in revenue and operating income is expected to be continued growth of the emerging businesses in our Applied Technologies and Albany Door systems segments.

          “In the Applied Technologies segment, Albany Engineered Composites, including the businesses acquired during 2006, have recorded year-to-date sales of $16 million. Without any acquisitions or additional new projects, we believe that this business has the potential to maintain a compound annual growth rate of at least 25 percent over the next five years, assuming that our customers’ realize their commercial expectations, and we execute to plan. By 2012, our work with Snecma on composite fan blades should begin making a significant additional contribution, assuming commercial development continues as we anticipate. The primary risk in this business is one of execution. That is, given our unique technology, we believe this area of business is opportunity-rich; the realization of its full growth potential hinges on our ability to build the manufacturing and engineering infrastructure required to manage high growth, while delivering high quality. We expect a fairly high rate of capital investment in this business and that the returns on this investment will exceed our cost of capital.

          “The other businesses within the Applied Technologies segment apply the core advanced textiles and materials technologies of PMC to other industries. In the past, these businesses had been undercapitalized, relying in part on excess PMC capacity. The Company is now investing in both new product development and dedicated manufacturing capacity. For example, in the past twelve months the Company opened a new Applied Technologies plant in Zhangjiagang, China, and announced plans to construct a new Engineered Fabrics plant in Kaukauna, Wisconsin. We believe that without acquisitions, these businesses have the potential to grow at least at a 5 percent compound annual growth rate for the next decade.

          “Albany Door Systems continues to perform well. On its current trajectory, we believe it has the potential to grow at a 5 to 7 percent compound annual growth rate. We see a potential for acceleration of this growth rate, assuming we can develop new approaches to the very large aftermarket. We have begun to explore those new approaches, and will have a more definitive sense of whether we can achieve the accelerated growth rate by the end of 2007.

          “In sum, over the next five quarters, we look for gradual improvement in revenue and operating income, with the full effects on operating income of the PMC revenue decline in Europe offset by the fourth quarter of 2007. And for the longer term, we believe that the steps we are taking today are, on the one hand, significantly enhancing our already strong competitive position in PMC, and on the other, positioning the emerging businesses so that they have the collective potential to grow over the next ten years to a size comparable to the PMC segment.”

          The Company plans a live webcast to discuss third-quarter 2006 financial results on Friday, October 27, 2006, at 9:00 a.m. Eastern Time.  For access, go to www.albint.com

          Albany International is the world’s largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard.  In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries.  Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,100 people worldwide.  Our plants are strategically located to serve our global customers.  Additional information about the Company and its businesses and products is available at www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.

          The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, materials costs, growth in PMC sales and operating income during the next several quarters, growth expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and process improvement initiatives, the accretive effect on earnings of TCI, pension contributions, pricing conditions in the PCM industry, paper industry outlook, the amount and timing of capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2005 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(in thousands except per share data)
(unaudited)

Three Months Ended September 30,			Nine Months Ended September 30,

2006	2005		2006	2005

$242,838	$242,330	Net sales	$755,691	$730,800
149,537	142,689	Cost of goods sold	454,405	431,649
93,301	99,641	Gross profit	301,286	299,151
73,617	68,842	Selling, technical, general and research expenses	223,243	206,522
19,684	30,799	Operating income	78,043	92,629
1,738	1,848	Interest expense, net	6,329	8,662
2,169	(665)	Other expense/ (income), net	2,941	916
15,777	29,616	Income before income taxes	68,773	83,051
1,253	11,140	Income tax expense	16,990	25,783
14,524	18,476	Income before associated companies	51,783	57,268
(196)	32	Equity in (losses)/earnings of associated companies	47	500
14,328	18,508	Net income	51,830	57,768
526,898	468,235	Retained earnings, beginning of period	495,018	434,057
(2,914)	(2,899)	Dividends declared	(8,536)	(7,981)
$538,312	$483,844	Retained earnings, end of period	$538,312	$483,844
		Earnings per share:
$0.49	$0.58	Basic	$1.73	$1.82
$0.48	$0.57	Diluted	$1.70	$1.78
		Shares used in computing earnings per share:
29,103	32,063	Basic	30,017	31,791
29,594	32,626	Diluted	30,539	32,416
$0.10	$0.09	Dividends per share	$0.29	$0.25

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2006	December 31, 2005

	(unaudited)
ASSETS
Cash and cash equivalents	$70,785	$72,771
Accounts receivable, net	202,668	132,247
Note receivable	—	17,827
Inventories	226,555	194,398
Deferred taxes	19,120	22,012
Prepaid expenses	10,459	7,892
Total current assets	529,587	447,147
Property, plant and equipment, net	373,716	335,446
Investments in associated companies	6,568	6,403
Intangibles	15,555	12,076
Goodwill	169,596	153,001
Deferred taxes	77,857	75,875
Cash surrender value of life insurance policies	40,340	37,778
Other assets	28,996	19,321
Total assets	$1,242,215	$1,087,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$8,345	$6,151
Accounts payable	46,110	36,775
Accrued liabilities	119,773	116,395
Current maturities of long-term debt	11,160	1,009
Income taxes payable and deferred	12,766	14,793
Total current liabilities	198,154	175,123
Long-term debt	346,787	162,597
Other noncurrent liabilities	149,838	144,905
Deferred taxes and other credits	29,402	29,504
Total liabilities	724,181	512,129
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,445,776 in 2006 and 34,176,010 in 2005	34	34
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2006 and 3,236,476 in 2005	3	3
Additional paid in capital	314,298	319,372
Retained earnings	538,312	495,018
Accumulated items of other comprehensive income:
Translation adjustments	(35,007)	(71,205)
Pension liability adjustment	(40,340)	(40,340)
	777,300	702,882
Less treasury stock (Class A), at cost (8,541,191 shares in 2006 and 5,050,159 shares in 2005)	259,266	127,964
Total shareholders’ equity	518,034	574,918
Total liabilities and shareholders’ equity	$1,242,215	$1,087,047

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,

	2006	2005

OPERATING ACTIVITIES
Net income	$51,830	$57,768
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of associated companies	(47)	(500)
Depreciation	40,348	38,570
Amortization	3,096	2,877
Provision for deferred income taxes, other credits and long-term liabilities	(17,067)	(1,326)
Provision for write-off of equipment	506	2,138
Increase in cash surrender value of life insurance	(2,562)	(1,372)
Unrealized currency transaction gains and losses	2,112	(3,058)
Shares contributed to ESOP	5,209	4,361
Stock option expense	1,154	—
Tax benefit of options exercised	(697)	4,672
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(61,728)	7,378
Note receivable	17,827	203
Inventories	(24,093)	(18,840)
Prepaid expenses	(2,139)	(807)
Accounts payable	(2,632)	(466)
Accrued liabilities	15,333	10,767
Income taxes payable	(1,155)	(3,659)
Other, net	(4,200)	(2,267)
Net cash provided by operating activities	21,095	96,439
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(54,334)	(30,541)
Purchased software	(306)	(2,035)
Proceeds from sale of assets	—	5,067
Acquisitions, net of cash acquired	(7,918)	—
Premiums paid for life insurance policies	—	(1,022)
Net cash used in investing activities	(62,558)	(28,531)
FINANCING ACTIVITIES
Proceeds from borrowings	209,530	20,280
Principal payments on debt	(16,488)	(103,965)
Purchase of treasury shares	(131,499)	(1,576)
Purchase of call options on common stock	(47,688)	—
Sale of common stock warrants	32,961	—
Proceeds from options exercised	2,428	12,531
Tax benefit of options exercised	697	—
Debt issuance costs	(5,434)	—
Dividends paid	(8,533)	(7,590)
Net cash provided by/(used in) financing activities	35,974	(80,320)
Effect of exchange rate changes on cash flows	3,503	(10,609)
Increase in cash and cash equivalents	(1,986)	(23,021)
Cash and cash equivalents at beginning of year	72,771	58,982
Cash and cash equivalents at end of period	$70,785	$35,961

SOURCE  Albany International Corp.
          -0-                                        10/26/2006
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing & Communications, Albany International Corp., +1-518-445-2214 /
          /Web site:  http://www.albint.com /
          (AIN)